Geospatial Holdings, Inc. 8-K

Exhibit 10.3

SETTLEMENT AGREEMENT

THIS AGREEMENT is made as of this 8th day of April, 2011 (the “Effective Date”) by and among Brad Brooks, Kenneth Calligar, Jeremy Carton, Jonathan Cunningham, William Denkin, Omar Hasan, J. Mitchell Hull, Jonathan Kalikow, Benjamin Klopp, Gilbert Li, Michael Lloyd, Michael Matlin, Noel Meller, Raymond Minella, Jeffrey Moskowitz, Raymond Murphy, Jeffrey Parket, David Pritchard, Arthur Rabin, Jason Rabin, Andrea Rosen, Mark Rosen, Scott Sklar, David Sodowick, Jonathon Sopher, Trump Securities, LLC, Adam Wachter, Florine Wachter, Jules Wachter, and Adam Zirkin, by their attorneys (collectively, the “Investors”), and Geospatial Holdings, Inc. (“Geospatial” or “the Company”), Mark A. Smith (“Smith”), and Thomas R. Oxenreiter (collectively, “Geospatial and its Executives”) (together, with the Investors, “the Parties”).

WHEREAS, the Investors invested an aggregate total of $5,515,836.00 (the “Investors’ Aggregate Investment”) in Geospatial pursuant to private placements conducted by the Company in October, 2009, December, 2009 and March, 2010 (the “Offerings”);

WHEREAS, the Investors received an aggregate total of 6,800,837 shares of Geospatial common stock and/or preferred stock pursuant to the Offerings as summarized on Attachment A hereto (to the extent any of the Investors have not submitted their preferred shares for conversion to common stock, this will be done during the Deferral Period, as herein defined, and the appropriate number of shares of common stock will be issued as set forth on Attachment A); the Investors have accrued the right to an additional 1,672,947 shares of Geospatial common stock due to the failure of Geospatial to timely register the 6,800,837 shares as summarized on Attachment A hereto, which additional shares shall be issued to the Investors prior to the end of the Deferral Period, as defined herein (the “Penalty Shares”) (collectively, all such shares (which when combined, amount to 8,473,784 shares) are hereinafter referred to as the “Investors’ Aggregate Holdings”);

WHEREAS, the Investors were considering bringing claims against Geospatial and its Executives (the “Claims”) arising out of allegedly fraudulent conduct relating to their purchases of common stock and/or preferred stock pursuant to the Offerings;

WHEREAS, Geospatial and its Executives deny that there is any basis to the Claims;

WHEREAS, Geospatial represented that it has negotiated, and is in the final stages of executing, a License and Distribution Agreement and a Subscription Agreement with Reduct NV (the “Reduct Agreements”), which shall become effective upon the successful Anticipated Capital Raise (as defined herein);

WHEREAS, Geospatial plans to raise additional equity capital (whether in the form of common stock or preferred stock) of not less than the aggregate amount of $5,000,000 (the “Anticipated Capital Raise”), each share of which will be sold and purchased at a price per share of stock to be determined and memorialized in the documents executed in connection with the Anticipated Capital Raise (“the Capital Raise Purchase Price”); and

WHEREAS, the Parties desire to settle fully and finally, in the manner set forth herein, all disputes between them that have arisen and which constitute the subject matter of the Claims.

NOW, THEREFORE, for and in consideration of the recitals and mutual promises, covenants, and agreements set forth herein, and other good and valuable consideration, the sufficiency of which is hereby acknowledged, and intending to be legally bound, the Parties covenant, agree, and stipulate as follows:

1.           Issuance of Geospatial Stock to the Investors.

a.	Geospatial shall issue and provide to the Investors the Penalty Shares prior to the end of the Deferral Period.

b.
Within 30 days of the closing of the Anticipated Capital Raise, Geospatial shall issue and provide to the Investors a certain number of shares (the “Settlement Shares”) of stock of the same class and having the same voting and other rights (excepting registration rights as provided in Paragraph 1(g)) as the stock issued by the Company in the Anticipated Capital Raise.  The issuance of the Settlement Shares shall hereinafter be referred to as the “Stock Issuance.”

c.
If Geospatial effects the Anticipated Capital Raise by issuing stock of different classes or that has different voting or other rights, the Investors shall have the right to elect which security they shall receive as their Settlement Shares.

d.
The aggregate number of Settlement Shares that shall be issued to the Investors shall be computed on the following basis:  First, the Investors’ Aggregate Investment shall be converted into the number of shares of Geospatial stock that the Investors’ aggregate investment would have represented had the Investors participated in the Anticipated Capital Raise.  This shall be accomplished by dividing the Investors’ Aggregate Investment by the Capital Raise Purchase Price (expressed in decimal form so that, for example, a fund raise at the price of $0.50 per share of Geospatial stock would be .5).   Second, the Investors’ Aggregate Holdings shall then be subtracted from the resulting number of shares as demonstrated below:

Investors’ Aggregate Investment	—	Investors’ Aggregate Holdings	=	Number of Settlement Shares
Anticipated Capital Raise Purchase Price

For purposes of this Agreement, the Investors’ Aggregate Holdings shall be the number of shares of common stock purchased by the Investors in the Offerings plus the number of Penalty Shares, whether or not the Investors currently own any or all of such shares.

e.
Within 5 days of the closing of the Anticipated Capital Raise, counsel for the Investors shall provide Geospatial and its Executives with a breakdown of how the aggregate number of Settlement Shares that shall be issued to the Investors is to be apportioned across the individual Investors.

f.	At least 5,000,000 of the shares that will be issued to the Investors in the Stock Issuance will be contributed by Smith from the nearly 12,500,000 shares he currently owns.

g.
Geospatial shall register the Investors’ Aggregate Holdings and the Settlement Shares with the Securities and Exchange Commission (to the extent still owned by the Investors at the time of registration) at the same time and on the same terms and conditions as the Reduct Affiliate Shares (as herein defined) as required by the Reduct Agreements.

h.
If Geospatial effects the Anticipated Capital Raise through the issuance of any convertible security, the Parties shall negotiate an alternate mechanism for issuing additional securities to the Investors so that the Investors are made whole.  In such a circumstance, the Parties shall also re-negotiate the disposition of the 5,000,000 shares of Geospatial stock owned by Smith described in Paragraph 1(f).

i.
The Investors agree to suspend their entitlement to any additional Penalty Shares for any continued failure on the part of Geospatial to register their 6,800,837 shares of Geospatial stock for any period after April 30, 2011 (i.e., that any Penalty Shares shall stop accruing on April 30, 2011).  The Investors further agree that upon (i) Geospatial’s execution of the Reduct Agreements and its filing of a Form 8-K with the Securities and Exchange Commission regarding the Reduct Agreements as set forth in Paragraph 4, and (ii) and Geospatial’s effectuation of the Anticipated Capital Raise as set forth in Paragraph 5, they shall waive and forever release Geospatial from its obligation to issue any additional Penalty Shares beyond those accrued as of April 30, 2011 pursuant to the documents executed in connection with the Offerings.  (In such an event, the Investors’ right to registration shall be solely based on the terms of the Reduct Agreements regarding registration as set forth in Paragraph 1(g)).

2.           Mark A. Smith.

a.
Smith shall forfeit any and all warrants, options, or other rights that he currently holds to purchase or acquire shares of Geospatial common stock, preferred stock, or convertible securities.  Furthermore, no new warrants, options, or other rights to purchase or acquire shares of Geospatial common stock, preferred stock, or convertible securities will be issued to Smith in connection with this Agreement, the execution of the Reduct Agreements described in Paragraph 4, or the Anticipated Capital Raise described in Paragraph 5.

b.	Smith shall not receive any additional shares of Geospatial stock pursuant to the transfer of securities described in Paragraph 1; Smith is expressly excluded from the group of investors who will receive securities in accordance with this Agreement.

c.
Smith shall resign from his position as Chairman and CEO of Geospatial and shall resign from the Company’s Board of Directors within 10 days of the closing of the Anticipated Capital Raise.  If Smith fails to timely resign, the Board of Directors will convene a special meeting of the Board within 20 days of the closing of the Anticipated Capital Raise, at which meeting the Board shall remove Smith from these positions.  Concurrent with his execution of this Agreement, Smith shall also sign an irrevocable letter of resignation with respect to his positions at Geospatial that becomes effective automatically on the tenth day after the closing of the Anticipated Capital Raise.

d.
From and after 10 days after the closing of the Anticipated Capital Raise, Smith shall not serve in any executive position at Geospatial and no Geospatial employees shall report to Smith.  Smith shall report directly to the CEO of Geospatial, who shall have the authority to terminate Smith’s employment with the Company at any time at will, i.e., with or without cause, and with or without notice.  No severance compensation shall be owed by the Company to Smith in the event that Smith is terminated for any reason.

3.           Deferral of Pursuit of Claims.  The Investors shall take no further action in pursuit of the Claims for a period of 120 days from the Effective Date (the “Deferral Period”).

4.           Reduct Agreements.  Geospatial shall execute the Reduct Agreements prior to the end of the Deferral Period and shall close the Anticipated Capital Raise prior to the end of the Deferral Period, which will in turn cause the Reduct Agreements to become effective.

5.           Anticipated Capital Raise.  Geospatial shall raise additional equity capital (whether in the form of common stock or preferred stock) of not less than $5,000,000.00 prior to the end of the Deferral Period.

6.           Tolling of Applicable Statutes of Limitation.  In the event that Geospatial (i) does not complete the Stock Issuance to the Investors as set forth in Paragraph 1, (ii) does not execute the Reduct Agreements and cause it to become effective (as evidenced by Geospatial’s filing of a Form 8-K with the Securities and Exchange Commission) prior to the end of the Deferral Period as set forth in Paragraph 4, or (iii) fails to effect the Anticipated Capital Raise prior to the end of the Deferral Period as set forth in Paragraph 5, the Investors may file a lawsuit against Geospatial and its Executives regarding the Claims at any time through and including October 15, 2011 and Geospatial and its Executives agree that they will not raise a defense of the running of any statute of limitations, statute or repose or other rule, provision, defense or principle based upon the passage of time (including, without limitation, waiver, estoppel, and laches) if such a lawsuit is filed on or prior to October 15, 2011.

If, at any time within five (5) years after the Effective Date, Geospatial seeks protection in bankruptcy, files a voluntary petition for bankruptcy, or is the subject of an involuntary petition for bankruptcy, the Investors may file a lawsuit against Geospatial and its Executives regarding the Claims at any time through and including April 30, 2016 and Geospatial and its Executives agree that they will not raise a defense of the running of any statute of limitations, statute or repose or other rule, provision, defense or principle based upon the passage of time (including, without limitation, waiver, estoppel, and laches) if such a lawsuit is filed on or prior to April 30, 2016.

7.           General Releases.  Upon (i) the completion of the Stock Issuance to the Investors as set forth in Paragraph 1, (ii) Geospatial’s execution of the Reduct Agreements and its filing of a Form 8-K with the Securities and Exchange Commission regarding the Reduct Agreements as set forth in Paragraph 4, and (iii) and Geospatial’s effectuation of the Anticipated Capital Raise as set forth in Paragraph 5, the Parties will be deemed to have exchanged the following releases:

a.
Investors hereby waive, discharge and forever release Geospatial and its Executives, Convertible Capital, Trump Securities, LLC, Bob Taggart, and Troy Taggart (and each of their respective successors, assigns, officers, directors, managers, employees, members, equity holders, partners, governors, beneficiaries, insurers, agents, contractors or subcontractors, attorneys and representatives) with respect to any and all claims, counterclaims, agreements, promises, demands, damages, obligations, liabilities, costs, charges, penalties, fees, expenses, suits, disputes, actions and causes of action, direct or indirect, past, present or future, whether at law or in equity and whether liquidated or unliquidated, known or unknown, asserted, unasserted, contingent or otherwise, of any nature whatsoever, whenever and however incurred, which Investors may have, claim or assert, whether individually or collectively, directly, indirectly, representatively, derivatively or in any other capacity, arising from the facts and circumstances of the Claims or in any manner related to the Offerings or the Investors’ ownership of Geospatial stock.  This release is not intended to be, and shall not be construed as, a release of any of the obligations created by this Agreement.

b.
Geospatial and its Executives hereby waive, discharge and forever release each of the Investors, Convertible Capital, Bob Taggart, and Troy Taggart (and each of their respective successors, assigns, officers, directors, managers, employees, members, equity holders, partners, governors, beneficiaries, insurers, agents, contractors or subcontractors, attorneys and representatives) with respect to any and all claims, counterclaims, agreements, promises, demands, damages, obligations, liabilities, costs, charges, penalties, fees, expenses, suits, disputes, actions and causes of action, direct or indirect, past, present or future, whether at law or in equity and whether liquidated or unliquidated, known or unknown, asserted, unasserted, contingent or otherwise, of any nature whatsoever, whenever and however incurred, which Geospatial and its Executives may have, claim or assert, whether individually or collectively, directly, indirectly, representatively, derivatively or in any other capacity, arising from the facts and circumstances of the Claims or in any manner related to the Offerings or the Investors ownership of Geospatial stock. This release is not intended to be, and shall not be construed as, a release of any of the obligations created by this Agreement.

8.           Bankruptcy Proceedings; Invalidation of General Release.  If, at any time within five (5) years after the Effective Date, Geospatial or its wholly-owned subsidiary Geospatial Mapping Systems, Inc. seeks protection in bankruptcy, files a voluntary petition for bankruptcy, or is the subject of an involuntary petition for bankruptcy, the release given by the Investors in Paragraph 7(a) to Geospatial and its Executives shall immediately become null and void; in such a case, the Investors may file a lawsuit against Geospatial and its Executives regarding the Claims.  The releases given by the Investors to Convertible Capital, Trump Securities, LLC, Bob Taggart, and Troy Taggart are not affected by this Paragraph and will become irrevocable upon the occurrence of the conditions (i) through (iii) specified in Paragraph 7.

9.           Similar Agreements.  It is anticipated that Geospatial will offer certain other investors in the Offerings similarly situated to the Investors (the “Non-Claimants”) the opportunity to obtain additional shares of Geospatial common stock on the same terms and conditions as set forth herein with respect to the Stock Issuance.  In the event that Geospatial enters into any agreement with any Non-Claimant under which Geospatial agrees to issue additional Geospatial securities (in any form) to that Non-Claimant for the purpose of making that Non-Claimant whole (a “Similar Agreement”), then:

a.	The Similar Agreement shall not include any term or condition that is more favorable to that Non-Claimant than if that Non-Claimant had been a Party to this Settlement Agreement; and

b.
The Similar Agreement shall require that Non-Claimant to provide a general release of claims against Convertible Capital, Trump Securities, LLC, Bob Taggart, and Troy Taggart that is identical to the general release of claims provided for in Paragraph 7.

c.
The foregoing provisions of this Paragraph 9 shall not apply to the anticipated common stock issuance to an affiliate of Reduct NV (the “Reduct Affiliate Shares”) pursuant to the Reduct Agreements (i.e., the issuance of common stock equal to 18% of all shares of Geospatial common stock outstanding after the Anticipated Capital Raise, the Stock Issuance, and the issuance of shares to the Non-Claimants as set forth above).

10.           No Admission of Liability.  This Agreement is not and shall not be construed as an admission or concession of any liability by any of the parties hereto.  Neither this Agreement nor any of its provisions nor related comments, nor evidence of any negotiations in pursuit of this Agreement, shall be offered or received in any action or proceeding as an admission or concession of any liability whatever on the part of any party hereto.

11.           Enforcement.  In the event that a lawsuit has to be filed to enforce the terms of this Agreement, or if it is alleged that there were any misrepresentations by any party during the negotiation of this agreement, the non-prevailing Party(ies) shall be liable for, and will pay to, the prevailing Party(ies) all costs and expenses, including, but not limited to, reasonable attorney’s fees incurred by the prevailing Party(ies) in the enforcement, defense or interpretation in any respect of any of its rights under this Agreement, whether in litigation or otherwise.

12.           Expenses.  Each of the Parties shall be responsible for the payment of their own costs and expenses (including attorney’s fees) in connection with the matters referred to in this Agreement.  Jeffrey Parket shall be responsible for the payment of the Investors’ costs and expenses (including attorney’s fees) in connection with the matters referred to in this Agreement (including any costs or expenses (including attorney’s fees) related to the filing and prosecution of a lawsuit related to the Claims), unless any of the Investors engages independent attorneys to advise them on this Agreement or the Claims, in which case Jeffrey Parket shall not be responsible for the payment of costs and expenses (including attorney’s fees) relating to or resulting from such an engagement of independent attorneys.

13.           Confidentiality and Non Disparagement.  The Parties shall keep this Agreement confidential and shall not disclose its existence or the contents of this Agreement, and this Agreement shall not be offered or received in evidence, nor shall the Agreement be admissible in any trial or civil proceedings, except that its existence and contents may be disclosed (i) as may be required by subpoena or other legal process under applicable federal or state statutes or regulations, court order or in connection with its enforcement or as otherwise required by law; or (ii) in the ordinary course of business by any Party to a government or regulatory agency upon the request of such agency; or (iii) to the Parties’ respective accountants, auditors or attorneys (including in-house and outside counsel) on a confidential and need-to-know basis.  Further, it is understood and agreed that Geospatial will disclose this Agreement via the filing of a Form 8-K with the Securities and Exchange Commission and will further disclose this Agreement in connection with its efforts to effect the Anticipated Capital Raise.  Should any person or entity seek access to this Agreement from any Party, by request, subpoena or otherwise, such Party shall (a) promptly notify the other Party in writing to its attorney identified below of the requested access, (b) notify in writing the person or entity requesting access that this Agreement is confidential, and (c) prior to responding to any such request or subpoena, shall permit the other Party the time prescribed by any applicable statute or Rule of Civil Procedure to resist any efforts by any person or entity to obtain this Agreement from the Parties hereto.  If any Party objects to disclosure, its undertaking to maintain confidentiality of the Agreement shall be at its own expense.  Each of the Parties agrees that throughout the Deferral Period such Party shall not make or cause to be made any statements which disparage, are inimical to, or seek to damage the reputation of any other Party.

14.           Entire Agreement.  This Agreement constitutes the entire Agreement of the parties, and supersedes all prior and contemporaneous negotiations and agreements, oral or written.  All prior and contemporaneous negotiations and agreements are deemed incorporated and merged into this Agreement and are deemed to have been abandoned if not so incorporated.  No representations, oral or written, are being relied upon by either party in executing this Agreement other than the express representations of this Agreement.

15.           Amendments.  No amendment or waiver of any provision of this Agreement nor consent to any departure therefrom shall in any event be effective unless the same shall be in writing and signed by each of the Parties hereto.

16.           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without regard to its conflicts of law provisions.

17.           Agreement Drafting.  Each Party hereto has relied on the advice and assistance of competent legal counsel of its own selection, has read and fully understands the Agreement, and has been fully advised as to its legal effect.  Accordingly, the language contained within and comprising the substance of this Agreement shall not presumptively be construed either in favor of or against any Party on the grounds that it drafted this Agreement.

18.           Headings.  The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

19.           Authority.  Each Party hereto represents and warrants, as of the date hereof, that it has the corporate power and authority to execute and deliver this Agreement, that this Agreement constitutes a legal, valid and binding obligation of such Party, and that each person executing this Agreement on behalf of such Party is fully authorized to execute this Agreement on behalf of said Party.

20.           Further Assurances.  Each Party hereto shall execute such documents and perform such further acts (including, without limitation, obtaining any consents, exemptions, authorizations, or other actions by, or giving any notices to, or making any filings with, any Governmental Authority or any other Person) as may be reasonably required or desirable to carry out or to perform the provisions of this Agreement.

21.           Notices.  All notices and other communications pursuant to related to this Agreement shall be in writing and shall be delivered by e-mail to the e-mail addresses specified below:

Address for notices or communications to the Investors:

Jeff Ross
Kelly K. Pierce
ROSS & ORENSTEIN LLC
222 South Ninth Street, Suite 470
Minneapolis, MN  55402-3389
Telephone:  (612) 436-9801
Facsimile:  (612) 436-9819
jross@rossbizlaw.com
kpierce@rossbizlaw.com

Addresses for notices or communications to Geospatial and its Executives:

Mark A. Smith
Geospatial Holdings, Inc.
229 Howes Run Road
Sarver, PA 16055
Telephone:  (724) 353-3400
Facsimile:  (724) 353-3049
mark@geospatialcorporation.com

with a copy to:
James E. Baker, Jr.
BAXTER, BAKER, SIDLE, CONN & JONES, P.A.
SunTrust Bank Building, Suite 2100
120 E. Baltimore St
Baltimore, MD 21202
Telephone:  (410) 385-8122
Facsimile:  (410) 230-3801
jbaker@bbsclaw.com

22.           Execution.  This Agreement may be executed in identical counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute one agreement.  Facsimile or electronic copies of signatures on this Agreement shall be deemed valid and original.

23.           Stockholders Approval.  In order to effect all of the common stock issuances referenced hereunder, Geospatial may convene a meeting of its stockholders or obtain a written consent of stockholders to approve an increase in its authorized capital.  In such an event, the Investors agree to vote all of the shares of stock they own in favor of such an increase; further, in the event the Investors sell or transfer any shares of Geospatial common stock prior to any such vote, they agree to obtain irrevocable proxies to vote such shares as set forth above.

24.           Directors’ and Officers’ Liability Insurance.  Geospatial shall maintain directors’ and officers’ liability insurance for a period of ten (10) years following the date of this Agreement at a level (including, but not limited to, amounts, deductibles, scope and exclusions) commensurate with its current directors’ and officers’ liability insurance.

WHEREFORE, the Parties have caused this Agreement to be executed as of the date first written above.

BRAD BROOKS

Date: April 7, 2011	/s/ Brad Brooks

KENNETH CALLIGAR

Date:	/s/ Kenneth Calligar

JEREMY CARTON

Date: April 8, 2011	/s/ Jeremy Carton

JONATHAN CUNNINGHAM

Date: April 8, 2011	/s/ Jonathan Cunningham

WILLIAM DENKIN

Date:	/s/ William Denkin

OMAR HASAN

Date: April 8, 2011	/s/ Omar Hasan

J. MITCHELL HULL

Date: April 8, 2011	/s/ J. Mitchell Hull

JONATHAN KALIKOW

Date: April 8, 2011	/s/ Jonathan Kalikow

BENJAMIN KLOPP

Date: April 8, 2011	/s/ Benjamin Klopp

GILBERT LI

Date: April 8, 2011	/s/ Gilbert Li

MICHAEL LLOYD

Date: April 8, 2011	/s/ Michael Lloyd

MICHAEL MATLIN

Date: April 8, 2011	/s/ Michael Matlin

NOEL MELLER

Date: April 7, 2011	/s/ Noel Meller

RAYMOND MINELLA

Date: April 6, 2011	/s/ Raymond Minella

JEFFREY MOSKOWITZ

Date: April 7, 2011	/s/ Jeffrey Moskowitz

RAYMOND MURPHY

Date: April 7, 2011	/s/ Raymond Murphy

JEFFREY PARKET

Date: April 7, 2011	/s/ Jeffrey Parket

DAVID PRITCHARD

Date: April 8, 2011	/s/ David Pritchard

ARTHUR RABIN

Date: April 7, 2011	/s/ Arthur Rabin

JASON RABIN

Date: April 9, 2011	/s/ Jason Rabin

ANDREA ROSEN

Date:	/s/ Andrea Rosen

MARK ROSEN

Date:	/s/ Mark Rosen

SCOTT SKLAR

Date: April 11, 2011	/s/ Scott Sklar

DAVID SODOWICK

Date: April 8, 2011	/s/ David Sodowick

JONATHON SOPHER

Date: April 8, 2011	/s/ Jonathon Sopher

TRUMP SECURITIES, LLC

Date: April 7, 2011	By:	/s/ Carl Goodman

	Title:	Manager

ADAM WACHTER

Date:	/s/ Adam Wachter

FLORINE WACHTER

Date:	/s/ Florine Wachter

JULES WACHTER

Date:	/s/ Jules Wachter

ADAM ZIRKIN

Date: April 8, 2011	/s/ Adam Zirkin/KKP

GEOSPATIAL HOLDINGS, INC.

Date:	By:	/s/ Mark A. Smith

	Title:	President

MARK A. SMITH

Date:	/s/ Mark A. Smith

THOMAS R. OXENREITER

Date:	/s/ Thomas R. Oxenreiter